Exhibit 99.2

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Galectin Therapeutics, Inc.

Date: September 8, 2017	Company Name
10X FUND, L.P.

By: 10X Capital Management, LLC, its general partner

	By:	/s/ James C. Czirr
	Name:	James C. Czirr
	Title:	Managing Member

10X CAPITAL MANAGEMENT, LLC

	By:	/s/ James C. Czirr
	Name:	James C. Czirr
	Title:	Managing Member

	By:	/s/ James C. Czirr
JAMES C. CZIRR